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                                                                  EXHIBIT 11

                        CALCULATION OF NET LOSS PER SHARE

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                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Beginning Balance December 31...................................      9,544,373      1,016,662
Issuance of Common Stock........................................          3,398        (12,187)
Issuance of Cheap Stock.........................................           --          828,059
                                                                  -------------  -------------
Weighted Average Shares at March 31.............................      9,547,771      1,832,534
Net Loss First Quarter..........................................  ($  1,591,374) ($  1,873,227)
Net Loss per Share..............................................  ($       0.17) ($       1.02)
                                                                  -------------  -------------
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